FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Joseph L. Herring and Neil M. Kurtz, MD,
Elected to Board of Directors of Team Health Holdings Inc.
(KNOXVILLE, Tenn.) Nov. 18, 2013 – Team Health Holdings Inc. (“TeamHealth”) (NYSE:TMH), one of the nation’s largest providers of outsourced physician staffing solutions for hospitals, announced today that Joseph (Joe) L. Herring and Neil M. Kurtz, MD, were elected to the company’s Board of Directors. As Chairman of the Board and CEO of Covance, Inc., Mr. Herring leads one of the largest public clinical research organizations in the world, managing $2.5 billion in revenue and 12,000 employees in 65 countries. As president and CEO of Golden Living, LLC, a privately-held skilled nursing, hospice, home healthcare and institutional pharmacy company with more than 300 locations nationwide, Dr. Kurtz leads the largest company of its kind in the industry, managing approximately $3 billion in revenue and 43,000 employees.

“We are very pleased that Mr. Herring and Dr. Kurtz are joining the Team Health board,” said Lynn Massingale, MD, FACEP, executive chairman and co-founder of Team Health. “Mr. Herring’s broad healthcare business background and Dr. Kurtz’s knowledge of the post-acute care environment coupled with his successful entrepreneurial background will complement our existing board and management team.”

With more than 35 years of healthcare experience, Mr. Herring has served as CEO of Covance since 2005. Mr. Herring previously served in several executive roles with Covance, including president and chief operating officer, president of early development services and corporate vice president and general manager for the company’s North American preclinical operations. Prior to joining Covance, Mr. Herring held a variety of senior leadership positions with Caremark International and American Hospital Supply Corporation.

Mr. Herring offers more than 15 years of board experience with public, private and not-for-profit enterprises, including the chairman role at Covance since 2006. He currently serves on the nonprofit boards for University Medical Center of Princeton and the Association of Clinical Research Organizations, of which he formerly served as chairman. He previously served on the board of First Circle Medical, Inc. Mr. Herring earned his Bachelor of Science degree in marketing from Louisiana State University.

Dr. Kurtz offers strong credentials within the healthcare community, bringing 30 years of clinical and executive leadership experience to the Team Health board. Prior to joining Golden Living in 2008, Dr. Kurtz served as president and CEO of TorreyPines Therapeutics, Inc., and as president of Ingenix Pharmaceutical Services, Inc., a division of United Health Group (UHG). Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of president and CEO until its acquisition by UHG in 1999. His career also includes leadership positions with Boots Pharmaceuticals, Inc., Bayer Corporation, Bristol-Myers Company and Merck, Sharp and Dohme.

Dr. Kurtz offers extensive board experience and currently serves on the corporate board of Golden Gate National Senior Care Holdings and Medidata Solutions, Inc. He previously served on the corporate boards for Ingenix, Inc.; NeurogesX, Inc.; Stemedica Cell Technologies and TorreyPines Therapeutices, Inc. Dr. Kurtz earned his Bachelor of Arts degree in psychology from New York University and his medical degree from the Medical College of Wisconsin. Dr. Kurtz is board certified in psychiatry and neurology in New York, California and Georgia.

“Mr. Herring and Dr. Kurtz both offer extensive healthcare experience and broad understanding of the clinical and operational impact of healthcare reform,” said Greg Roth, CEO for TeamHealth. “Their insight and innovative thinking will be incredibly valuable to our board.”

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 18 regional locations and multiple service lines, TeamHealth's more than 9,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, specialty hospitalist and pediatric staffing and management services to approximately 850 civilian and military hospitals, clinics, and physician groups in 46 states. The term "TeamHealth" as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.
###